FREE WRITING PROSPECTUS Dated September 15, 2014	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-03

ALLY AUTO RECEIVABLES TRUST 2014-2

Issuing Entity

$1,437,890,000 Asset Backed Notes, Class A

$31,990,000 Asset Backed Notes, Class B

$26,350,000 Asset Backed Notes, Class C

$24,680,000 Asset Backed Notes, Class D

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY FINANCIAL INC.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated September 15, 2014 and a prospectus dated September 12, 2014, which describe the Class A-1, Class A-2, Class A-3, Class A-4, Class B, Class C and Class D Notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A-1, Class A-2, Class A-3, Class A-4, Class B, Class C or Class D Notes.

Ratings

We will not issue the notes offered by the prospectus supplement and the prospectus unless:

•	the Class A-1 notes are rated in the highest rating category for short-term (P-1 (sf)/A-1+ (sf)) obligations by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”),

•	the Class A-2, Class A-3 and Class A-4 Notes are rated in the highest rating category for long-term (Aaa (sf)/AAA (sf)) obligations by Moody’s and Standard & Poor’s,

•	the Class B Notes are rated at least in the second highest rating category for long-term (Aa (sf)/AA (sf)) by Moody’s and Standard & Poor’s,

•	the Class C Notes are rated at least in the third highest rating category for long-term (A (sf)/A (sf)) by Moody’s and Standard & Poor’s, and

•	the Class D Notes are rated at least in the fourth highest rating category for long-term (Baa (sf)/BBB (sf)) by Moody’s and Standard & Poor’s.

Other Fees and Expenses

The following table describes the compensation payable to Standard & Poor’s and Moody’s for providing an initial rating and five years of surveillance of the notes.

Standard & Poor’s Fee	$302,295
Moody’s Fee	$230,000

Barclays	BofA Merrill Lynch	Credit Suisse

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.